EXHIBIT 10.1

Published CUSIP Number: 09983FAC2

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

June 30, 2011

among

BORGWARNER INC.,
as Borrower

The Lenders Party Hereto

BANK OF AMERICA, N.A.,
as Administrative Agent, the Swingline Lender,
an Issuing Bank and a Lender

DEUTSCHE BANK SECURITIES INC.,
CITIBANK, N.A., and
KEYBANK NATIONAL ASSOCIATION
as Co-Syndication Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
DEUTSCHE BANK SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC. and
KEYBANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	1

ARTICLE II	THE CREDITS	29

ARTICLE III	REPRESENTATIONS AND WARRANTIES	62

i

SECTION 3.10	ERISA	65
SECTION 3.11	Federal Regulations	65
SECTION 3.12	Disclosure	65
SECTION 3.13	Insurance	65
SECTION 3.14	Subsidiaries; Equity Interests	65

ARTICLE IV	CONDITIONS	66

SECTION 4.1	Effective Date	66
SECTION 4.2	Each Credit Event	67

ARTICLE V	AFFIRMATIVE COVENANTS	68

ARTICLE VI	NEGATIVE COVENANTS	72

ARTICLE VII	EVENTS OF DEFAULT	76

SECTION 7.1	Events of Default	76
SECTION 7.2	Remedies Upon Event of Default	78
SECTION 7.3	Application of Funds	79

ARTICLE VIII	THE ADMINISTRATIVE AGENT	80

ARTICLE IX	MISCELLANEOUS	85

SCHEDULES:
Schedule 1.1	Mandatory Cost Formulae
Schedule 1.2	Existing Letters of Credit
Schedule 2.1	Commitments
Schedule 3.6	Disclosed Matters
Schedule 3.14	Material Domestic Subsidiaries
Schedule 6.2	Existing Liens
Schedule 9.1	Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS:
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Opinion of Borrower's Counsel
Exhibit C	Form of Guaranty Agreement

                    AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 30, 2011, among BORGWARNER INC., a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties hereto (the "Lenders"), and BANK OF AMERICA, N.A., as administrative agent for the Lenders and as Swingline Lender (defined below) and an Issuing Bank (defined below).

                    The Borrower is party to that certain Credit Agreement, dated as of March 31, 2010, among the Borrower, the banks and other financial institutions from time to time parties thereto, and Bank of America (defined below), as administrative agent (as the same may have been amended, supplemented or otherwise modified from time to time through the date hereof, the "Existing Credit Agreement").

                    The Borrower has requested, and the Lenders have agreed, to amend and restate the Existing Credit Agreement and extend certain credit facilities to the Borrower on the terms and conditions set forth herein. The amendment and restatement of the Existing Credit Agreement, and the continuation of the loans and other obligations (including the Existing Letters of Credit (defined below)) thereunder as Loans (defined below) and Obligations (defined below) (including Letters of Credit (defined below)) hereunder, are subject to the occurrence of the Effective Date (defined below) and the provisions of this Agreement (defined below), including the application of Section 9.19 hereof.

                    In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

                    SECTION 1.1          Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                    "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                    "Adjusted Eurocurrency Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Rate
1.00 - Statutory Reserve Rate

                    "Adjusted Revolving Credit Exposure" shall mean, with respect to each Lender, the Revolving Credit Exposure of such Lender, plus the amount of any participating interests purchased by such Lender pursuant to Section 9.14, minus the amount of any participating interests sold by such Lender pursuant to Section 9.14.

                    "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

                    "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 9.1, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

                    "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                    "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                    "Agreement" means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                    "Alternate Base Rate" means, for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) except during a Eurodollar Unavailability Period, a reference rate equal to the Eurocurrency Rate (for ABR Loans) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate (for ABR Loans) shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate (for ABR Loans), respectively.

                    "Alternative Currency" means Sterling, Yen or Euros.

                    "Alternative Currency Equivalent" means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Exchange Rate (determined by the Administrative Agent in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

                    "Alternative Currency Loan" means a Revolving Loan that is a Eurocurrency Rate Loan and that is made in an Alternative Currency pursuant to the applicable Borrowing Request.

                    "Alternative Currency Sublimit" means, with respect to any Alternative Currency, the Dollar Amount of such Alternative Currency set forth below:

Currency	Alternative Currency Sublimit
Sterling	$100,000,000
Yen	$250,000,000
Euros	$500,000,000

in each case, as any such amount may be reduced from time to time in accordance with the terms hereof.

                    "Applicable Percentage" means, with respect to any Lender under any Revolving Facility (or, as applicable, under all the Revolving Facilities) at any time, the percentage (carried out to the ninth decimal place) of the total Commitments represented by such Lender's Commitment under such Facility (or, as applicable, under all the Facilities) at such time, subject to adjustment as provided in Section 2.22. If the commitment of each Lender to make Loans and the obligation of the Issuing Banks to make LC Credit Extensions have been terminated pursuant to Section 7.2 or if the Commitments under such Facility or all the Facilities have expired, then the Applicable Percentage of each Lender shall be determined based upon the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

                    "Applicable Rate" means, for any day, with respect to any Eurocurrency Revolving Loan or ABR Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurocurrency Margin", "Alternate Base Rate Margin" or "Facility Fee Rate", as the case may be, based upon the ratings by Moody's, S&P and Fitch (collectively, the "Rating Agencies"), respectively, applicable on such date to the Index Debt:

Index Debt Ratings: (S&P/Moody's/Fitch)	Eurocurrency Margin	Alternate Base Rate Margin	Facility Fee Rate
Category 1 A-/A3/A- or higher	0.875%	0.000%	0.125%
Category 2 BBB+/Baa1/BBB+	0.975%	0.000%	0.150%
Category 3 BBB/Baa2/BBB	1.050%	0.050%	0.200%
Category 4 BBB-/Baa3/BBB-	1.250%	0.250%	0.250%
Category 5 BB+/Ba1/BB+ or lower	1.450%	0.450%	0.300%

For purposes of the foregoing, (i) the rating of Index Debt on any day shall be deemed to be the rating in effect at the close of business on such day; (ii) if the ratings established or deemed to have been established by the Rating Agencies for the Index Debt shall be changed (other than as a result of a change in the rating system of the Rating Agencies), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency; (iii) if the ratings established by the Rating Agencies for the Index Debt shall fall within different Categories and ratings are maintained by all Rating Agencies, (A) if two ratings are equal and higher than the third rating, the higher rating will apply (e.g., BBB/Baa3/BBB results in Category 3 status), (B) if two ratings are equal and lower than the third rating, the lower rating will apply, (C) if no ratings are equal, the intermediate rating will apply; (iv) if the ratings established by the Rating Agencies for the Index Debt shall fall within different Categories and ratings are then maintained by only two Rating Agencies, the Applicable Rate shall be based on the higher of the two ratings (e.g., BBB/Baa3 results in Category 3 status) unless one of the two applicable ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category one rating higher than the lower of the two ratings (e.g., BBB+/Ba1 results in Category 4 status); and (v) if ratings are only maintained by one Rating Agency or no Rating Agencies (other than by reason of the circumstances referred to in the last sentence of this clause (b)), the Applicable Rate shall be equal to Category 5. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

                    "Applicable Time" means, with respect to any Borrowings and payments in any Alternative Currency the local time in the place of settlement for such Alternative Currency, as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

                    "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                    "Assignee Group" means two or more Eligible Assignees that are Affiliates of one another.

                    "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                    "Available Dollar Commitment" means at any date of determination with respect to any Dollar Lender, an amount in Dollars equal to the excess, if any, of (a) the amount of such Dollar Lender's Dollar Commitment in effect on such date over (b) the Revolving Credit Exposure of such Dollar Lender on such date.

                    "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

                    "Bank of America" means Bank of America, N.A.

                    "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

                    "BorgWarner Foundation" means BorgWarner Foundation, an Illinois non-profit corporation.

                    "Borrower" has the meaning assigned to such term in the preamble.

                    "Borrower Materials" has the meaning specified in Section 5.1.

                    "Borrowing" means a Revolving Borrowing or a Swingline Borrowing, as the context may require.

                    "Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.3.

                    "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, however, that (i) when used in connection with a Eurocurrency Loan (other than a Eurocurrency Loan denominated in Euro), the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market (or other interbank market selected by the Administrative Agent where its eurocurrency operation for the applicable currency are being conducted) or in the city which is the principal financial center of the country of issuance of the applicable Alternative Currency and (ii) when used in connection with a Loan denominated in Euro "Business Day" shall also exclude any day which is not a TARGET Day.

                    "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                    "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                    "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Bank or Swingline Lender (as applicable) and the Lenders, as collateral for the LC Exposures, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Bank or the Swingline Lender (as applicable), which documents are hereby consented to by the Lenders. "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

                    "Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

                    "Cash Management Bank" means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

                    "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

                    "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

                    "Citi" means Citibank, N.A.

                    "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Dollar Revolving Loans, Euro Revolving Loans, Sterling Revolving Loans, Yen Revolving Loans or Swingline Loans.

                    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                    "Committed Exposure Percentage" shall mean, on any date with respect to any Lender, the percentage which the Adjusted Revolving Credit Exposure of such Lender constitutes of the Adjusted Revolving Credit Exposures of all Lenders.

                    "Commitments" means, the collective reference to the Dollar Commitments and the Euro Commitments, the Sterling Commitments and the Yen Commitments, which are part of (and not in addition to), the Dollar Commitments. The initial aggregate amount of the Commitments is $650,000,000.

                    "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and (f) minority interest charges and any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) minority interest credits and any other non-cash income (except for all amounts that would, in conformity with GAAP, be set forth opposite the caption "equity in affiliate earnings and other income" (or any like caption) on a consolidated income statement of the Borrower and its Subsidiaries), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period") pursuant to any determination of the Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $50,000,000; and "Material Disposition" means any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $50,000,000.

                    "Consolidated Intangible Assets" means, at any date, all assets of the Borrower and its Subsidiaries that are considered to be intangible assets under GAAP, including, without limitation, customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

                    "Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

                    "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

                    "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                    "Consolidated Tangible Assets" means, at any date, Consolidated Total Assets at such date minus Consolidated Intangible Assets on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

                    "Consolidated Total Assets" means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

                    "Consolidated Total Debt" means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (including outstanding Loans hereunder and obligations with respect to drawn letters of credit (including the Letters of Credit), but excluding obligations with respect to any undrawn letters of credit (including the Letters of Credit)), determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, all Receivables Facilities shall, regardless of their respective treatment under GAAP, be included in each calculation of Consolidated Total Debt under this Agreement, but only to the extent of that portion of the principal amount of all such Receivables Facilities (determined on an aggregate basis for all such Receivables Facilities) that is in excess of $50,000,000.

                    "Continuing Lenders" has the meaning assigned to such term in Section 2.6(a).

                    "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                    "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                    "Conversion Date" shall mean any date on which either (a) an Event of Default under paragraph (h) or (i) of Section 7.1 has occurred with respect to the Borrower or (b) the

Commitments shall have been terminated prior to the Maturity Date and/or the Loans shall have been declared immediately due and payable, in either case pursuant to Section 7.2.

                    "Conversion Sharing Percentage" means on any date with respect to any Lender and any Revolving Loans of such Lender outstanding in any currency other than Dollars, the percentage of such Revolving Loans such that, after giving effect to the conversion of such Revolving Loans to Dollars and the purchase and sale by such Lender of participating interests as contemplated by Section 9.14, the Committed Exposure Percentage of such Lender will equal such Lender's Applicable Percentage under the Dollar Facility on such date (calculated immediately prior to giving effect to any termination or expiration of the Commitments on the Conversion Date).

                    "Converted Loans" shall have the meaning set forth in Section 9.14.

                    "Convertible Notes" means those certain convertible senior notes due 2012 of the Borrower in an initial aggregate principal amount of $373,750,000 issued pursuant to the Indenture described in part (b) of the definition thereof.

                    "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                    "Default Rate" means (a) when used with respect to Obligations other than Letter of Credit participation fees, an interest rate equal to (i) the Alternate Base Rate plus (ii) the Applicable Rate, if any, applicable to ABR Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit participation fees, a rate equal to the Applicable Rate plus 2% per annum.

                    "Defaulting Lender" means, subject to Section 2.22(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or other debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

                    "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.

                    "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

                    "Dollar Amount" means, at any time:

          (a)          with respect to any Loan denominated in Dollars (including, with respect to any Swingline Loan, any funded participation therein), the principal amount thereof then outstanding (or in which such participation is held);

          (b)          with respect to any Alternative Currency Loan, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars at the Exchange Rate (determined by the Administrative Agent in respect of the most recent Revaluation Date); and

          (c)          with respect to any LC Exposure (or any risk participation therein), the amount thereof.

                    "Dollar Commitment" means, with respect to each Lender, the commitment of such Lender to make Dollar Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.9, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4 or (c) increased from time to time pursuant to Section 2.20. The initial amount of each Lender's Dollar Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable.

                    "Dollar Facility" shall have the meaning set forth in the definition of "Facility".

                    "Dollar Lender" means each Lender holding a Dollar Commitment.

                    "Dollar Revolving Loan" mean a Revolving Loan made pursuant to Section 2.1(a).

                    "Dollars" or "$" refers to lawful money of the United States of America.

                    "Domestic Subsidiary" means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

                    "Effective Date" means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

                    "Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 9.4(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 9.4(b)(iii)).

                    "EMU" means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

                    "EMU Legislation" means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

                    "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                    "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                    "Equity Interest" means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. Notwithstanding the foregoing, for the purpose of this Agreement the Convertible Notes shall not constitute Equity Interests, provided that this exclusion shall not apply to any asset into which the Convertible Notes, or portion thereof, are converted in accordance with their terms that would otherwise constitute an "Equity Interest" pursuant to the first sentence of this definition.

                    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                    "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

                    "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                    "Euro" and "EUR" means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

                    "Euro Commitment" means, with respect to each Lender, the commitment of such Lender to make Euro Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.9 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender's Euro Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Euro Commitment, as applicable. The Euro Commitment is a part of, but not in addition to, each Lender's Dollar Commitment.

                    "Euro Facility" shall have the meaning set forth in the definition of "Facility". The Euro Facility shall be a subfacility of the Dollar Facility.

                    "Euro Lender" means each Lender holding a Euro Commitment.

                    "Euro Revolving Loan" mean a Revolving Loan made pursuant to Section 2.1(b).

                    "Eurocurrency" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

                    "Eurocurrency Rate" means:

                    (a)          for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, or

                    (b)          for any interest rate calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time, determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

                    "Eurocurrency Rate Loan" means a Loan, whether denominated in Dollars or in an Alternative Currency, that bears interest at a rate based on the Eurocurrency Rate other than an ABR Loan with respect to which the Alternate Base Rate is determined at a rate based on the Eurocurrency Rate.

                    "Eurocurrrency Unavailability Period" means any period of time during which a notice delivered to the Borrower in accordance with Section 2.14 shall remain in effect.

                    "Event of Default" has the meaning assigned to such term in Section 7.1.

                    "Exchange Rate" for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., New York City time, on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

                    "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), and (d) any taxes imposed under FATCA.

                    "Existing Credit Agreement" has the meaning assigned to such term in the introductory paragraphs hereto.

                    "Existing Letters of Credit" means those letters of credit set forth on Schedule 1.2 hereto, all of which were issued and outstanding under the Existing Credit Agreement as of the date hereof, immediately prior to the occurrence of the Effective Date, and shall continue as Letters of Credit under this Agreement in connection with this amendment and restatement of the Existing Credit Agreement.

                    "Extended Maturity Date" has the meaning assigned to such term in Section 2.6(a).

                    "Extension Acceptance Notice" has the meaning assigned to such term in Section 2.6(a).

                    "Extension Date" has the meaning assigned to such term in Section 2.6(a).

                    "Extension Notice" has the meaning assigned to such term in Section 2.6(a).

                    "Facility" means any of (a) the credit facility constituted by the Dollar Commitments and the extensions of credit thereunder (the "Dollar Facility"), (b) the credit facility constituted by the Euro Commitments and the extensions of credit thereunder (the "Euro Facility"), (c) the credit facility constituted by the Sterling Commitments and the extensions of credit thereunder (the "Sterling Facility") and (d) the credit facility constituted by the Yen Commitments and the extensions of credit thereunder (the "Yen Facility").

                    "FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof (or any amended or successor version thereof that is substantially comparable and not materially more onerous to comply with).

                    "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                    "Fee Letters" means (a) the fee letter dated as June 10, 2011 among the Borrower, Bank of America, Deutsche Bank AG New York Branch, KeyBank, Citigroup Global Markets Inc., on behalf of itself and Citi, Merrill Lynch, Pierce, Fenner & Smith Incorporated and

Deutsche Bank Securities Inc., (b) the fee letter dated as June 10, 2011 among the Borrower, Bank of America, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (c) the fee letter dated as June 10, 2011 among the Borrower, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc., (d) the fee letter dated as June 10, 2011 between the Borrower and Citigroup Global Markets Inc., on behalf of itself and Citi, and (e) the fee letter dated as June 9, 2011 between the Borrower and KeyBank.

                    "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or assistant treasurer of the Borrower or, as applicable, another Loan Party. Any document delivered hereunder that is signed by a Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

                    "Fitch" means Fitch, Inc.

                    "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                    "Foreign Subsidiary" means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

                    "Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender's Applicable Percentage of the outstanding LC Exposures other than LC Exposures as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender's Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

                    "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

                    "GAAP" means generally accepted accounting principles in the United States of America.

                    "Governmental Authority" means any government or nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                    "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

                    "Guarantors" means, collectively, the Material Domestic Subsidiaries of the Borrower executing the Guaranty Agreement on or about the date hereof, and each other Material Domestic Subsidiary that shall be required to execute and deliver a joinder pursuant to Section 5.9.

                    "Guaranty" means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Secured Parties, substantially in the form of Exhibit C hereto, together with each joinder thereto delivered pursuant to Section 5.9.

                    "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                    "Hedge Bank" means any Person that, at the time it enters into a Hedging Agreement that qualifies as a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedging Agreement.

                    "Hedging Agreement" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

                    "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                    "Indemnified Taxes" means Taxes other than Excluded Taxes.

                    "Indentures" means (a) that certain Indenture, dated as of February 15, 1999, by and between the Borrower and The First National Bank of Chicago (or its successor), as trustee and (b) that certain Indenture, dated as of September 23, 1999, by and between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee (as successor to Chase Manhattan Trust Company, National Association), as each such Indenture is in effect on the date hereof (including giving effect to all supplemental indentures entered into on or prior to the date hereof, including the supplemental indenture entered into with respect to the issuance of the Convertible Notes).

                    "Index Debt" means (i) senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement or (ii) if no indebtedness of the type described in clause (i) is outstanding, all senior, unsecured, long-term indebtedness of the Borrower (that is not guaranteed by any other Person or subject to any other credit enhancement) registered under an effective shelf registration under Rule 415 of the Securities Act of 1933, as amended.

                    "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.8.

                    "Interest Payment Date" means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

                    "Interest Period" means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                    "IP Rights" has the meaning specified in Section 3.5(b).

                    "ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

                    "Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower or in favor of the Issuing Bank and relating to such Letter of Credit.

                    "Issuer Maximum LC Exposure" means (a) with respect to Bank of America as an Issuing Bank, $50,000,000, (b) with respect to Citi as an Issuing Bank, $25,000,000, (c) with respect to KeyBank as an Issuing Bank, $25,000,000 and (d) with respect to any replacement Issuing Bank referred to in the definition of "Issuing Bank" an amount to be agreed to by the Borrower and such replacement Issuing Bank and confirmed in writing to the Administrative Agent.

                    "Issuing Bank" means each of Bank of America, Citi and KeyBank, or any of their respective Affiliates, in its respective capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided herein, including any Lender appointed by the Borrower, with the consent of the Administrative Agent and such Lender, by notice to the Lenders as a replacement for any Issuing Bank that at such time is a Defaulting Lender. References to the Issuing Bank herein shall, as the context may indicate (including with respect to any particular Letter of Credit, LC Credit Extension or LC Disbursement), may mean the applicable Issuing Bank, each Issuing Bank, any Issuing Bank, or all Issuing Banks.

                    "Joint Lead Arrangers" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and KeyBank, as joint lead arrangers and joint book managers for this Agreement.

                    "KeyBank" means KeyBank National Association.

                    "Law" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

                    "LC Advance" means, with respect to each Lender, such Lender's funding of its participation in any LC Borrowing in accordance with its Applicable Percentage. All LC Advances shall be denominated in Dollars.

                    "LC Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All LC Borrowings shall be denominated in Dollars.

                    "LC Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

                    "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

                    "LC Exposure" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all LC Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn. The LC Exposure of (a) any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, and (b) any particular Issuing Bank, in its capacity as such, at any time shall mean the LC Exposure allocable to Letters of Credit issued by such Issuing Bank.

                    "Lenders" means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, each Lender (other than the Swingline Lender) shall be a Dollar Lender, Euro Lender, Sterling Lender and a Yen Lender.

                    "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

                    "Letter of Credit" means any standby letter of credit issued pursuant to this Agreement, and shall include the Existing Letters of Credit. Letters of Credit shall be a subfacility of the Dollar Facility.

                    "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

                    "Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

                    "Leverage Ratio" means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

                    "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                    "Loan Documents" means this Agreement, the Guaranty, each joinder or supplement to the Guaranty, each written Request for Credit Extension, each Issuer Document, each Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.21 of this Agreement, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of the Administrative Agent, any Lender or any Issuing Bank in connection with the Loans made, Letters of Credit issued and transactions contemplated by this Agreement.

                    "Loan Parties" means, collectively, the Borrower and each Guarantor.

                    "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement, including Revolving Loans and Swingline Loans.

                    "Loans to be Converted" shall have the meaning set forth in Section 9.14(a).

                    "Mandatory Cost" means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1.

                    "Material Adverse Effect" means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Documents or (c) the rights of or benefits available to the Lenders under any Loan Document.

                    "Material Domestic Subsidiary" means, as of any date of measurement, (a) each Domestic Subsidiary of the Borrower that has revenues (on a standalone basis, without consolidation with its subsidiaries or its parent) for the most recently ended fiscal year greater than 10% of total revenues for the Borrower and its Domestic Subsidiaries for such period, and (b) each other Domestic Subsidiary of the Borrower identified by the Borrower so that, after all such identifications, the combined assets and revenues of the Borrower and the Material Domestic Subsidiaries (each measured on a standalone basis, without consolidation with its subsidiaries or parent) constitute at least 80% of the assets and revenues of the Borrower and its Domestic Subsidiaries as of the end of, and for, the most recently ended fiscal year; provided that (i) BorgWarner Foundation shall not be a Material Domestic Subsidiary for so long as it is a non-profit foundation under Section 501(c)(3) of the Code, (ii) no Receivables Corporation shall be required to constitute a Material Domestic Subsidiary at any time and (iii) all calculations in (a) and (b) above shall exclude entirely the assets and revenues of any Receivables Corporation and of BorgWarner Foundation (but only for so long as it is a non-profit foundation under Section 501(c)(3) of the Code).

                    "Material Indebtedness" means any single Indebtedness (other than the Loans and Letters of Credit), or obligation in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

                    "Maturity Date" means June 30, 2016, as such date may be extended with respect to any particular Lender pursuant to Section 2.6.

                    "Moody's" means Moody's Investors Service, Inc.

                    "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                    "Net Cash Proceeds" means in connection with any issuance or sale of any common equity, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

                    "Non-Extending Lenders" has the meaning assigned to such term in Section 2.6(a).

                    "Notice Date" has the meaning assigned to such term in Section 2.6(a).

                    "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or other debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

                    "Other Loan Documents" has the meaning specified in Section 9.17.

                    "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents.

                    "Overnight Rate" means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

                    "Participant" has the meaning specified in Section 9.4(d).

                    "Participating Member State" means any member state of the EMU which has the Euro as its lawful currency.

                    "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                    "Permitted Encumbrances" means:

          (a)          Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

          (b)          carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.4;

          (c)          pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

          (e)          easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

                    "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                    "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                    "Platform" has the meaning specified in Section 5.1.

                    "Prime Rate" means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

                    "Principal Property" has the meaning specified in the applicable Indenture.

                    "Public Lender" has the meaning specified in Section 5.1.

                    "Rating Agency" has the meaning specified in the definition of Applicable Rate.

                    "Receivables Corporation" means BWA Receivables Corporation, a Delaware corporation and a wholly-owned Domestic Subsidiary, and each other special purpose vehicle created solely for the purpose of being the transferee of accounts receivable in connection with, and the borrower under, a Receivables Facility described and permitted in subpart (a) of the definition of "Receivables Facility" herein.

                    "Receivables Facility" means (a) receivables financings of the Borrower and its Domestic Subsidiaries, upon terms and subject to conditions reasonably satisfactory to the Required Lenders, in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; and (b) receivables financings of Foreign Subsidiaries of the Borrower solely for receivables generated and held outside the U.S., upon terms and subject to conditions reasonably satisfactory to the Required Lenders, in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided that in no event shall the aggregate principal amount at any time outstanding of all receivables facilities permitted under clauses (a) and (b) exceed $300,000,000.

                    "Register" has the meaning set forth in Section 9.4.

                    "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person's Affiliates. With respect to each Lender (other than the Administrative Agent) and for the purpose of Section 9.3, it is hereby understood that such Lender's "agents" (as such term is used in the preceding sentence) shall not include the Administrative Agent or agents of the Administrative Agent.

                    "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Borrowing Request, (b) with respect to an LC Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a written notice in accordance with Section 2.4(c).

                    "Required Lenders" means, at any time, Lenders having Dollar Commitments representing more than 50% of the total Dollar Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Section 7.2, and for all purposes after the Loans become due and payable pursuant to Section 7.2 or the Dollar Commitments expire or terminate, "Required Lenders" shall mean Lenders having Revolving Credit Exposures representing more than 50% of the total Revolving Credit Exposures; provided that for purposes of this definition the Revolving Credit Exposure of (a) each Lender shall be adjusted up or down so as to give effect to any participations purchased or sold pursuant to Section 9.14 and (b) any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

                    "Responsible Officer" means the chief executive officer, president, or any Financial Officer of any Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

                    "Revaluation Date" means, with respect to any Loan, each of the following: (a) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.8, and (c) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

                    "Revolving Borrowing" means a borrowing consisting of Revolving Loans of the same Type and under the same Facility, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

                    "Revolving Credit Exposure" means, with respect to any Lender at any time, the Dollar Amount of the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

                    "Revolving Facility" means any of the Dollar Facility, the Euro Facility, the Sterling Facility or the Yen Facility.

                    "Revolving Loan" means a Loan made pursuant to Section 2.3.

                    "Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

                    "S&P" means Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, Inc.

                    "Secured Cash Management Agreement" means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

                    "Secured Hedge Agreement" means any Hedge Agreement that is entered into by and between any Loan Party and any Hedge Bank, provided that (i) such Hedge Agreement is (or was) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

                    "Secured Parties" means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Hedge Banks, the Cash Management Banks, and any other Person to whom Obligations are owing that are or are purported to be guarantied under the terms of the Guaranty.

                    "Statutory Reserve Rate" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Statutory Reserve Percentage.

                    "Sterling" and "£" means the lawful currency of the United Kingdom.

                    "Sterling Commitment" means, with respect to each Lender, the commitment of such Lender to make Sterling Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.9 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender's Sterling Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Sterling Commitment, as applicable. The Sterling Commitment is a part of, but not in addition to, each Lender's Dollar Commitment.

                    "Sterling Facility" shall have the meaning set forth in the definition of "Facility". The Sterling Facility shall be a subfacility of the Dollar Facility.

                    "Sterling Lender" means each Lender holding a Sterling Commitment.

                    "Sterling Revolving Loan" mean a Revolving Loan made pursuant to Section 2.1(c).

                    "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                    "Subsidiary" means any subsidiary of the Borrower.

                    "Swingline Borrowing" means a borrowing of a Swingline Loan.

                    "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

                    "Swingline Lender" means Bank of America, in its capacity as lender of Swingline Loans hereunder, and its successors in such capacity as provided herein.

                    "Swingline Loan" means a Loan made pursuant to Section 2.4. Swingline Loans shall be a subfacility of the Dollar Facility.

                    "TARGET Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

                    "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                    "Transactions" means the execution, delivery and performance by the Borrower and the Guarantors of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

                    "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

                    "Unreimbursed Amount" has the meaning specified in Section 2.5(c)(i).

                    "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                    "Yen" and "¥" means the lawful currency of Japan.

                    "Yen Commitment" means, with respect to each Lender, the commitment of such Lender to make Yen Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.9 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender's Yen Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Yen Commitment, as applicable. The Yen Commitment is a part of, but not in addition to, each Lender's Dollar Commitment.

                    "Yen Facility" shall have the meaning set forth in the definition of "Facility". The Yen Facility shall be a subfacility of the Dollar Facility.

                    "Yen Lender" means each Lender holding a Yen Commitment.

                    "Yen Revolving Loan" means a Revolving Loan made pursuant to Section 2.1(d).

                    SECTION 1.2          Classification of Loans and Borrowings. For purposes of this Agreement and each other Loan Document, Loans may be classified and referred to by Class (e.g., a "Dollar Revolving Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Dollar Eurocurrency Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Dollar Revolving Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Dollar Eurocurrency Revolving Borrowing").

                    SECTION 1.3          Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "hereto", "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement and each other Loan Document in its entirety and not to any particular provision hereof, (d) all references herein or in any other Loan Document to Articles, Sections,

Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                    SECTION 1.4          Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof or of any other Loan Document to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                    SECTION 1.5          Change of Currency.

                    (a)          Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

                    (b)          Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

                    (c)          Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify after consultation with (but without the consent of) the Borrower, to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

                    SECTION 1.6          Exchange Rates; Currency Equivalents.

                    (a)          The Administrative Agent or the Issuing Bank, as applicable, shall determine the Exchange Rates as of each Revaluation Date to be used for calculating Dollar

Amounts of Borrowings and outstanding amounts of Loans denominated in Alternative Currencies. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

                    (b)          Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

                    SECTION 1.7          Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS

                    SECTION 2.1          Commitments.

                    (a)          Subject to the terms and conditions set forth herein, each Dollar Lender agrees to make Revolving Loans to the Borrower denominated in Dollars (each such Loan, a "Dollar Revolving Loan") from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's Revolving Credit Exposure under the Dollar Commitments exceeding such Lender's Dollar Commitment or (ii) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Dollar Revolving Loans.

                    (b)          Subject to the terms and conditions set forth herein, each Euro Lender agrees to make Revolving Loans to the Borrower denominated in Euros (each such Loan, a "Euro Revolving Loan") from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender's Euro Revolving Loans exceeding such Lender's Euro Commitment, (ii) the total Revolving Credit Exposures exceeding the total Dollar Commitments or (iii) the Dollar Amount of Euro Revolving Loans exceeding the applicable Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Euro Revolving Loans.

                    (c)          Subject to the terms and conditions set forth herein, each Sterling Lender agrees to make Revolving Loans to the Borrower denominated in Sterling (each such Loan, a "Sterling Revolving Loan") from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender's Sterling Revolving Loans exceeding such Lender's Sterling Commitment, (ii) the total Revolving Credit Exposures exceeding the total Dollar Commitments or (iii) the Dollar Amount of Sterling Revolving Loans exceeding the applicable Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Sterling Revolving Loans.

                    (d)          Subject to the terms and conditions set forth herein, each Yen Lender agrees to make Revolving Loans to the Borrower denominated in Yen (each such loan, a "Yen Revolving Loan") from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender's Yen Revolving Loans exceeding such Lender's Yen Commitment, (ii) the total Revolving Credit Exposures exceeding the total Dollar Commitments or (iii) the Dollar Amount of Yen Revolving Loans exceeding the applicable Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Yen Revolving Loans.

                    (e)          Notwithstanding any other provision of this Agreement to the contrary:

          (i)          The Lenders shall not be required to make any Revolving Loans or Swingline Loans hereunder or issue any Letter of Credit if, after giving effect thereto, the Revolving Credit Exposure of any Dollar Lender would exceed such Dollar Lender's Dollar Commitment (unless such Dollar Lender consents thereto); and

          (ii)          At the election of the Borrower and the Administrative Agent, Dollar Revolving Loans shall be made on the ratable basis of Available Dollar Commitments (rather than on the basis of Dollar Commitments) of the Dollar Lenders in the event that the Dollar Lenders have disproportionate commitments to the Euro Facility, the Sterling Facility or the Yen Facility. In such event the Administrative Agent may also advise the Lenders of changes as it may determine in the borrowing and payment provisions herein in order to provide maximum availability of the Dollar Commitments to the Borrower and generally ratable treatment of the Lenders.

                    SECTION 2.2          Loans and Borrowings.

                    (a)          Each Revolving Loan under a Facility shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments under such Facility, subject to Section 2.1(e). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint, and no Lender shall be responsible for any other Lender's failure to make Loans as required.

                    (b)          Subject to Section 2.14, (i) each Revolving Borrowing of Dollar Revolving Loans shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith, (ii) each Revolving Borrowing of Euro Revolving Loans, Sterling Revolving Loans or Yen Revolving Loans shall comprised entirely of Eurocurrency Loans and (iii) each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                    (c)          At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Dollar Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Dollar Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(c). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Notwithstanding anything herein to the contrary, any borrowing of Revolving Loans to be used solely to pay the aggregate amount of Swingline Loans then outstanding may be in the aggregate principal amount of such Swingline Loans. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency Revolving Borrowings outstanding.

                    (d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

                    SECTION 2.3          Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(c) may be given not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or transmitted by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

          (i)          the aggregate amount of the requested Borrowing;

          (ii)          the date of such Borrowing, which shall be a Business Day;

          (iii)          whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

          (iv)          the currency in which such Borrowing is to be denominated and the Facility under which such Borrowing is to be made;

          (v)          in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (vi)          the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.7.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If no currency or Facility is specified, the requested Borrowing shall be in Dollars under the Dollar Facility. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing. In making any determination of the Dollar Amount for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date, the Administrative Agent shall act in accordance with Section 1.6.

                    SECTION 2.4          Swingline Loans.

                    (a)          Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.4, shall make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Dollar Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

                    (b)          All Swingline Loans shall be made and maintained as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or by electronic communication (if arrangements for doing so have been approved by the Administrative Agent)), not later than 12:00 noon, New York, New York time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan, which shall be in a minimum amount of $100,000. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline

Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower designated by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement, by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

                    (c)          The Swingline Lender may, in its sole discretion by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Lenders to acquire irrevocable and unconditional pro rata participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. In addition, upon the occurrence of any of the events described in paragraph (h), (i) or (j) of Section 7.1, each Lender shall automatically acquire a participation in all of the Swingline Loans then outstanding. Promptly upon receipt of such notice or the occurrence of any event described in paragraph (h), (i) or (j) of Section 7.1, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan). Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

                    SECTION 2.5          Letters of Credit.

                    (a)          The Letter of Credit Commitment.

          (i)          Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.5, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any LC Credit Extension with respect to any Letter of Credit, (w) the total Revolving Credit Exposures shall not exceed the total Dollar Commitments, (x) the Revolving Credit Exposure of any Lender shall not exceed such Lender's Dollar Commitments, (y) the LC Exposure of the Issuing Bank of all Letters of Credit shall not exceed its Issuer Maximum LC Exposure, and (z) the LC Exposure shall not exceed $100,000,000. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the date hereof and the effectiveness of this Agreement shall be subject to and governed by the terms and conditions hereof.

          (ii)          No Issuing Bank shall issue any Letter of Credit, if:

          (A)          the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

          (B)          the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

          (iii)          No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

          (A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it;

          (B)          the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

          (C)          except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $500,000;

          (D)          except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is to be denominated in a currency other than Dollars;

          (E)          the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

          (F)          any Lender is at that time a Defaulting Lender, unless the applicable Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank's actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposures as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

          (iv)          No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

          (v)          No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

          (vi)          Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included the Issuing Banks with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.

                    (b)          Procedures for Issuance and Amendment of Letters of Credit.

          (i)          Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Financial Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Bank may require. Additionally, the Borrower shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may require.

          (ii)          Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Letter of Credit.

          (iii)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

                    (c)          Drawings and Reimbursements; Funding of Participations.

          (i)          Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m., New York City time, on the date of any payment by the Issuing Bank under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the total Dollar Commitments and the conditions set forth in Section 4.2 (other than the delivery of a Borrowing Request). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.5(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (ii)          Each Lender shall upon any notice pursuant to Section 2.5(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Issuing Bank at the Administrative Agent's Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m., New York City time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.5(c)(iii), each Lender that so makes funds available shall be deemed to have made a ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.

          (iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.5(c)(ii) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.5.

          (iv)          Until each Lender funds its Loan or LC Advance pursuant to this Section 2.5(c) to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Percentage of such amount shall be solely for the account of the Issuing Bank.

          (v)          Each Lender's obligation to make Loans or LC Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.5(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Loans pursuant to this Section 2.5(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Borrowing Request). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

          (vi)          If any Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.5(c) by the time specified in Section 2.5(c)(ii), then, without limiting the other provisions of this Agreement, the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Loan included in the relevant Borrowing or LC Advance in respect of the relevant LC Borrowing, as the case may be. A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.5(c)(vi) shall be conclusive absent manifest error.

                    (d)          Repayment of Participations.

          (i)          At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender's LC Advance in respect of such payment in accordance with Section 2.5(c), if the Administrative

Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

          (ii)          If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.5(c)(i) is required to be returned under any of the circumstances described in Section 9.16 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

                    (e)          Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

          (i)          any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

          (ii)          the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

          (iv)          any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or other debtor relief law; or

          (v)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

                    (f)          Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.5(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

                    (g)          Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

                    (h)          Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

                    (i)          Reporting of Letter of Credit Information. At any time that there is more than one Issuing Bank, then on (i) the last Business Day of each calendar month, and (ii) each date that an LC Credit Extension occurs with respect to any Letter of Credit, each Issuing Bank (or, in the case of part (ii), the applicable Issuing Bank) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information with respect to each Letter of Credit issued by such Issuing Bank that is outstanding hereunder.

                    SECTION 2.6          Extension of Maturity Date.

                    (a)          The Borrower may, by written notice to the Administrative Agent (such notice being an "Extension Notice") given at any time, from time to time but in any event, no later than 45 days prior to the Maturity Date then in effect (the date of such notice, the "Notice Date"), request the Lenders to extend the then applicable Maturity Date to a date specified in the Extension Notice (the "Extended Maturity Date"). The Administrative Agent shall promptly transmit any Extension Notice to each Lender. Each Lender shall notify the Administrative Agent whether it wishes to extend the then applicable Maturity Date no later than twenty days after the Notice Date, and any such notice given by a Lender to the Administrative Agent, once given, shall be irrevocable as to such Lender. The Administrative Agent shall promptly notify the Borrower of each Lender's notice that it wishes to extend (each, an "Extension Acceptance Notice"). Any Lender which does not expressly notify the Administrative Agent during such twenty day period that it wishes to so extend the then applicable Maturity Date shall be deemed to have rejected the Borrower's request for extension of such Maturity Date. Lenders consenting to extend the then applicable Maturity Date are hereinafter referred to as "Continuing Lenders", and Lenders declining to consent to extend such Maturity Date (or Lenders deemed to have so declined) are hereinafter referred to as "Non-Extending Lenders". If the Required Lenders have elected (in their sole and absolute discretion) to so extend the Maturity Date, the Administrative Agent shall notify the Borrower of such election by such Required Lenders no later than five days after the date when Extension Acceptance Notices are due, and effective on the date of such notice by the Administrative Agent to the Borrower (the "Extension Date"), the Maturity Date shall be automatically and immediately so extended to the Extended Maturity Date. No extension will be permitted hereunder without the consent of the Required Lenders and in no event shall the period from the Extension Date to the Extended Maturity Date exceed five years. Upon the delivery of an Extension Notice and upon the extension of the Maturity Date pursuant to this Section 2.6, the Borrower shall be deemed to have represented and warranted on and as of the Notice Date and the Extension Date, as the case may be, that no Default or Event of Default has occurred and is continuing. Notwithstanding anything contained in this Agreement to the contrary, no Lender shall have any obligation to extend the Maturity Date, and each Lender may at its option, unconditionally and without cause, decline to extend the Maturity Date.

                    (b)          If the Maturity Date shall have been extended in accordance with Section 2.6(a), all references herein to the "Maturity Date" shall refer to the Extended Maturity Date.

                    (c)          If any Lender shall determine not to extend the Maturity Date as requested by any Extension Notice given by the Borrower pursuant to Section 2.6(a), the Commitments of such Lender and its participation obligations under Sections 2.4(c) (except in respect of then outstanding Swingline Loans) and 2.5(c) (except in respect of unreimbursed drawings under Letters of Credit existing on the Maturity Date) shall terminate on the Maturity Date without giving any effect to such proposed extension, and the Borrower shall on such date pay to the Administrative Agent, for the account of such Lender, the principal amount of, and accrued interest on, such Lender's Loans, together with any fees or other amounts owing to such Lender under this Agreement; provided that if the Borrower has replaced such Non-Extending Lender pursuant to Section 2.6(d) below, then the provisions of Section 2.6(d) shall apply. The total Commitments under each Revolving Facility shall be reduced by the amount of the Commitment of such Non-Extending Lender under such Revolving Facility to the extent the Commitment of such Non-Extending Lender under such Revolving Facility has not been transferred to one or more Continuing Lenders pursuant to Section 2.6(d) below.

                    (d)          A Non-Extending Lender shall be obligated, at the request of the Borrower and subject to payment by the Borrower to the Administrative Agent for the account of such Non-Extending Lender of the principal amount of, and accrued interest on, such Lender's Loans, together with any fees or other amounts owing to such Lender under this Agreement, to transfer without recourse, representation or warranty (other than good title to its Loans), Extending Lender, at any time prior to the Maturity Date applicable to such Non-Extending Lender, all of its rights and obligations hereunder to another financial institution or group of financial institutions nominated by the Borrower and willing to participate in the Commitments in the place of such Non-Extending Lender; provided that, if such transferee is not a Lender, such transferee(s) satisfies all the requirements of this Agreement and the Administrative Agent shall have consented to such transfer, which consent shall not be unreasonably withheld. Each such transferee shall become a Continuing Lender hereunder in replacement of the Non-Extending Lender, with the Maturity Date applicable to such Continuing Lender's Commitments being the Extended Maturity Date, and shall enjoy all rights and assume all obligations on the part of the Lenders set forth in this Agreement. Simultaneously with such transfer, each such transferee shall execute and deliver to the Administrative Agent a written agreement assuming all obligations of the Lenders set forth in this Agreement, which agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.

                    (e)          If the Maturity Date shall have been extended in respect of the Continuing Lenders in accordance with Section 2.6(a) any notice of borrowing pursuant to Section 2.3 or 2.4 specifying a borrowing date occurring after the Maturity Date applicable to a Non-Extending Lender or requesting an Interest Period extending beyond such date (a) shall have no effect in respect of such Non-Extending Lender and (b) shall not specify a requested aggregate principal amount exceeding the total applicable Commitments.

                    SECTION 2.7          Funding of Borrowings.

                    (a)          Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 2:00 p.m., New York City time, in the case of any Loan denominated in Dollars, and by the Applicable Time specified by the Administrative Agent, in the case of any Loan denominated in an Alternative Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(c) shall be remitted by the Administrative Agent to the Issuing Bank.

                    (b)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent in Same Day Funds, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, in Same Day Funds at (i) in the case of such Lender, the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of the Borrower, the interest rate on the applicable Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

                    SECTION 2.8          Interest Elections.

                    (a)          Each Revolving Borrowing denominated in Dollars initially shall be of the Type and under the Facility specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

                    (b)          Each Revolving Borrowing denominated in an Alternative Currency shall have an initial Interest Period as specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to continue such Borrowing and may elect Interest Periods thereafter, all as provided in this Section. The Borrower may elect different Interest Periods with respect to different portions of the affected Borrowing, in which case such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

                    (c)          To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or by electronic communication (if arrangements for doing so have been approved by the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or by electronic communication (if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

                    (d)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

          (i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii)          in the case of Borrowings denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

          (iv)          if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

                    (e)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                    (f)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) such Borrowing shall be converted to an ABR Borrowing if it is denominated in Dollars or (ii) such Borrowing shall be continued as such for an Interest Period of one month if it is denominated in an Alternative Currency. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Eurocurrency Revolving Borrowing denominated in an Alternative Currency may be continued as such for an Interest Period of one month.

                    SECTION 2.9          Termination and Reduction of Commitments.

                    (a)          Unless previously terminated, the Commitments shall terminate on the Maturity Date.

                    (b)          The Borrower may at any time terminate, or from time to time reduce, the Dollar Commitments; provided that (i) each reduction of the Dollar Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Dollar Commitments if, (A) after giving effect to any concurrent prepayment of the Loans, the Revolving Credit Exposures would exceed the total Commitments or (B) the Dollar Commitments as so reduced would be less than the aggregate Euro Commitments, Sterling Commitments or Yen Commitments.

                    (c)          The Borrower may at any time terminate, or from time to time reduce, the Euro Commitments; provided that (i) each reduction of the Euro Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Euro Commitments if, after giving effect to any concurrent prepayment of the Loans, the Dollar Amount of the aggregate principal amount of outstanding Euro Revolving Loans would exceed the total Euro Commitments.

                    (d)          The Borrower may at any time terminate, or from time to time reduce, the Sterling Commitments; provided that (i) each reduction of the Sterling Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Sterling Commitments if, after giving effect to any concurrent prepayment of the Loans, the Dollar Amount of the aggregate principal amount of outstanding Sterling Revolving Loans would exceed the total Sterling Commitments.

                    (e)          The Borrower may at any time terminate, or from time to time reduce, the Yen Commitments; provided that (i) each reduction of the Yen Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Yen Commitments if, after giving effect to any concurrent prepayment of the Loans, the Dollar Amount of the aggregate principal amount of outstanding Yen Revolving Loans would exceed the total Yen Commitments.

                    (f)          The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b), (c), (d) or (e) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of any Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of any Commitments shall be made ratably among the applicable Lenders in accordance with their respective applicable Commitments.

                    SECTION 2.10          Repayment of Loans; Evidence of Debt.

                    (a)          The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier to occur of (x) the date ten Business Days after such Swingline Loan is made and (y) the Maturity Date.

                    (b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                    (c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and Facility thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

                    (d)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and other Obligations in accordance with the terms of this Agreement.

                    (e)          Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                    SECTION 2.11          Prepayment of Loans.

                    (a)          The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

                    (b)          The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or by electronic communication (if arrangements for doing so have been approved by the

Administrative Agent, and in the case of a prepayment of a Swingline Loan, the Swingline Lender)) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in Alternative Currency, not later than 11:00 a.m., New York City time, four Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of any Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.22, each such prepayment shall be applied to the applicable Loans of the applicable Lenders in accordance with their respective Applicable Percentages.

                    (c)          If on the last day of any fiscal quarter of the Borrower,

          (i)          solely as a result of currency fluctuation, the total Revolving Credit Exposures exceeds the total Dollar Commitments then in effect by more than 5%, or

          (ii)          for any reason other than currency fluctuation, the total Revolving Credit Exposures exceeds the total Dollar Commitments then in effect,

          then the Borrower shall upon learning thereof, or upon the request of the Administrative Agent, immediately prepay Revolving Loans and LC Borrowings, cancel or reduce Letters of Credit and/or Cash Collateralize the LC Exposures (other than the LC Borrowings), in an aggregate principal amount at least equal to the amount of such excess.

                    (d)          If on the last day of any fiscal quarter of the Borrower for any reason the Dollar Amount of the aggregate principal amount of outstanding Euro Revolving Loans exceeds the total Euro Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon request of the Administrative Agent, immediately prepay Euro Revolving Loans in an aggregate principal amount at least equal to the amount of such excess.

                    (e)          If on the last day of any fiscal quarter of the Borrower for any reason the Dollar Amount of the aggregate principal amount of outstanding Sterling Revolving Loans exceeds the total Sterling Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon request of the Administrative Agent, immediately prepay Sterling Revolving Loans in an aggregate principal amount at least equal to the amount of such excess.

                    (f)          If on the last day of any fiscal quarter of the Borrower for any reason the Dollar Amount of the aggregate principal amount of outstanding Yen Revolving Loans exceeds the total Yen Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon request of the Administrative Agent, immediately prepay Yen Revolving Loans in an aggregate principal amount at least equal to the amount of such excess.

                    (g)          The Borrower will implement and maintain internal controls to monitor the Borrowings and repayments, with the object of preventing any request for a Borrowing that would cause conditions specified in the first sentences of Sections 2.1(a), (b), (c) and (d) and 2.4(a) and the proviso to the first sentence of Section 2.5(a) not to be satisfied.

                    (h)          The Administrative Agent shall not be obligated to calculate the Dollar Amount of any Alternative Currency more frequently than monthly but may do so from time to time in its sole discretion.

                    SECTION 2.12          Fees.

                    (a)          The Borrower agrees to pay to the Administrative Agent for the account of each Lender, subject to adjustment as provided in Section 2.22, a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Dollar Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Dollar Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Dollar Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Dollar Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Dollar Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Dollar Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                    (b)          The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Eurocurrency Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, provided that any such participation fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to Section 2.5 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.22(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate agreed upon in the applicable Fee Letter between the Issuing Bank and the Borrower on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit participation fees shall accrue at the Default Rate.

                    (c)          The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including those fees set forth in the Fee Letters.

                    (d)          All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

                    SECTION 2.13          Interest.

                    (a)          The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

                    (b)          The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.

                    (c)          (i)          If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                    (ii)          If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                    (iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                    (iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

                    (d)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) in the event of any repayment or prepayment of any Loan (other than a repayment or prepayment of an ABR Loan (including a Swingline Loan) prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) all accrued interest shall be payable upon termination of the Commitments. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

                    (e)          Unless customary market practice with respect to any Alternative Currency dictates otherwise, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate (including when the ABR Loans is determined by reference to the Eurocurrency Rate) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Eurocurrency Rate, Eurocurrency Rate and Overnight Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                    SECTION 2.14          Alternate Rate of Interest; Illegality.

                    (a)          Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or prior to any ABR Borrowing as to which the interest rate is determined with reference to the Eurocurrency Rate, or any conversion to or continuation thereof:

          (i)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for the relevant currency for such Interest Period; or

          (ii)          the Administrative Agent is advised by the Required Lenders or by the holders of at least a majority of the Commitments under a Facility that the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

          then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) the obligation of the Lenders to make or maintain ABR Loans as to which the interest rate is determined with reference to the Eurocurrency Rate shall be suspended, but during such period ABR Loans shall be made and continued based on the interest rate determined by the greater of clauses (a) and (b) in the definition of Alternate Base Rate, and (iii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing, if denominated in Dollars, shall be made as an ABR Borrowing (with the interest rate determined by the greater of clauses (a) and (b) in the definition of Alternate Base Rate) and, if denominated in an Alternative Currency, shall be made as a Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Borrower and the applicable Lenders, to compensate the applicable Lenders for such Borrowing in such currency for the applicable period.

                    (b)          Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert ABR Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all Eurocurrency Rate Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate) in the case of such Eurocurrency Rate Loans denominated in Dollars or to Loans bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Borrower and the applicable Lenders, to compensate the applicable Lenders for such Borrowing in such currency for the applicable period in the case of such Eurocurrency Rate Loans denominated in an Alternative Currency, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

                    SECTION 2.15          Increased Costs.

                    (a)          If any Change in Law shall:

          (i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except (A) any such reserve requirement reflected in the Adjusted Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the Issuing Bank;

          (ii)          result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

          (iii)          impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

                    (b)          If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

                    (c)          A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

                    (d)          Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

                    SECTION 2.16          Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(b) and is revoked in accordance herewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the Eurocurrency market at the commencement of such period. A certificate of any Lender setting forth (i) any amount or amounts that such Lender is entitled to receive pursuant to this Section and (ii) the calculations used to arrive at such amount shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                    SECTION 2.17          Taxes.

                    (a)          Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. For the avoidance of doubt, and without limitation of the foreigoing, if the Borrower is required to withhold from any payment any Taxes not constituting Indemnified Taxes or Other Taxes, the Borrower shall pay the full amount of such withholding to the relevant Governmental Authority in accordance with applicable law.

                    (b)          In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                    (c)          The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

                    (d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                    (e)          Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

                    (f)          Without limiting the provisions of subsection (a) or (b) above, each Lender and the Issuing Bank shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Issuing Bank, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subsection (f). The agreements in this subsection (f) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

                    (g)          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

                    SECTION 2.18          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

                    (a)          All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York, New York time (or as specified in the next sentence in the case of Loans denominated in an Alternative Currency), on the date when due, in Same Day Funds, without set off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made on the dates specified herein for the account of the respective Lenders to which such payment is owed, in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the

Administrative Agent to the Borrower by the same time at least one Business Day prior to the date when due. If, for any reason, the Borrower is prohibited by law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Amount of the Alterative Currency payment amount. All payments received by the Administrative Agent (i) after 12:00 p.m., New York City time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made by the Borrower hereunder shall be made in the applicable currency, except as otherwise provided in this paragraph.

                    (b)          Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in LC Disbursements and Swingline Loans of other Lenders, or make such other adjustments as shall be equitable, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that:

          (i)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

          (ii)          the provisions of this subpart (b) shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.21, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in LC Disbursements or Swingline Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

          The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                    (c)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate from time to time in effect.

                    (d)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c), 2.5(c) or (d), 2.7(b) or 2.18(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

                    (e)          The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.3(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.3(c).

                    SECTION 2.19          Mitigation Obligations; Replacement of Lenders.

                    (a)          If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                    (b)          If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, or if any Lender is a non-consenting Lender pursuant to which the last paragraph of Section 9.2 applies, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Dollar Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the related Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, and (iv) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.4(b). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                    SECTION 2.20          Increase in Commitments.

                    (a)          Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time after the date hereof request an increase in the Dollar Commitments (which increase may take the form of one or more new revolving tranches) by an amount (for all such requests) not exceeding $350,000,000; provided that (x) any such request for an increase shall be in a minimum amount of $25,000,000, (y) in no event shall the aggregate Commitments after giving effect to any such increase exceed $1,000,000,000, and (z) there shall be no more than five (5) such requests during the term hereof. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

                    (b)          Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

                    (c)          Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Issuing Bank and the Swingline Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

                    (d)          Effective Date and Allocations. If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

                    (e)          Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct on and as of the Increase Effective Date, except that for purposes of this Section, the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent annual and quarterly financial statements furnished pursuant to Sections 5.1(a) and (b), respectively, and (B) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

                    (f)          Conflicting Provisions. This Section shall supersede any provisions in Section 2.18 or 9.2 to the contrary.

                    SECTION 2.21          Cash Collateral.

                    (a)          Certain Credit Support Events. Upon the request of the Administrative Agent or any Issuing Bank (i) if any Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a LC Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any LC Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Exposures. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, any Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

                    (b)          Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.21(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

                    (c)          Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.21 or Sections 2.4, 2.5, 2.11, 2.18, 2.22 or Section 7.2 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific LC Exposures, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

                    (d)          Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.4(b)(vi))) or (ii) the Administrative Agent's good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.21 may be otherwise applied in accordance with Section 2.18(b) or Section 7.3), and (y) the Person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

                    SECTION 2.22          Defaulting Lenders.

                    (a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

          (i)          Waivers and Amendments. That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.2.

          (ii)          Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b), Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Bank or Swingline Lender hereunder (pro rata among them); third, if so determined by the Administrative Agent or requested by an Issuing Bank or the Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

          (iii)          Certain Fees. That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding amount of the Revolving Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit and Swingline Loans for which it has provided Cash Collateral pursuant to Section 2.4, Section 2.5, Section 2.21, or Section 2.22(a)(ii), as applicable (and the Borrower shall (A) be required to pay to each of the applicable Issuing Bank and the Swingline Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit participation fees as provided in Section 2.12(b).

          (iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.4 and 2.5, the "Applicable Percentage" of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (x) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (y) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender.

                    (b)          Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

                    (c)          Issuing Bank. If any Lender that is an Issuing Bank becomes a Defaulting Lender, then the Borrower may, by notice to the Administrative Agent and the Lenders, replace such Issuing Bank in accordance with Section 9.4 hereof as if such Issuing Bank were resigning from such position in accordance with such Section.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

                    The Borrower represents and warrants to the Lenders that:

                    SECTION 3.1          Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                    SECTION 3.2          Authorization; Enforceability. The Transactions are within the Borrower's and the Loan Parties' respective corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been, and each of the other Loan Documents, when delivered, will have been, duly executed and delivered by the Borrower or the Loan Party party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower or such other Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                    SECTION 3.3          Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

                    SECTION 3.4          Financial Condition; No Material Adverse Effect.

                    (a)          The Borrower has heretofore furnished or made available to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the year ended December 31, 2010, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of the most recent quarter ended prior to the Effective Date for which unaudited financial statements were available, certified by its principal accounting officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

                    (b)          Since December 31, 2010, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect except as disclosed prior to the Effective Date (i) in writing to the Lenders, or (ii) in any public filing with the Securities and Exchange Commission.

                    SECTION 3.5          Properties.

                    (a)          Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

                    (b)          Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, service marks, trade names, copyrights, patents, patent rights, franchise, licenses and other intellectual property (collectively, "IP Rights") material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 3.6          Litigation and Environmental Matters.

                    (a)          There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions.

                    (b)          Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

                    (c)          Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

                    SECTION 3.7          Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

                    SECTION 3.8          Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

                    SECTION 3.9          Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such

Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 3.10          ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statements of Financial Accounting Standards No. 87 and No. 132) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $90,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statements of Financial Accounting Standards No. 87 and No. 132) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $90,000,000 the fair market value of the assets of all such underfunded Plans.

                    SECTION 3.11          Federal Regulations. No part of the proceeds of any Loans hereunder will be used, directly or indirectly, for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect which violates, or which would be inconsistent with, the provisions of the Regulations of such Board.

                    SECTION 3.12          Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or the other Loan Documents or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                    SECTION 3.13          Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

                    SECTION 3.14          Subsidiaries; Equity Interests. As of the date hereof the Borrower has no Material Domestic Subsidiaries other than those specifically disclosed in Schedule 3.14. As of the date hereof, BorgWarner Foundation is a non-profit foundation qualified under Section 501(c)(3) of the Code.

ARTICLE IV

CONDITIONS

                    SECTION 4.1          Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

                    (a)          The Administrative Agent (or its counsel) shall have received from each party hereto or thereto either (i) a counterpart of this Agreement and the Guaranty signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement or the Guaranty, as applicable.

                    (b)          The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel (including any applicable local counsel) for the Borrower and each Guarantor, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, such Guarantor, this Agreement, any other Loan Document or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

                    (c)          The Administrative Agent shall have received all government and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby.

                    (d)          The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and each Guarantor, the authorization of the Transactions and any other legal matters relating to the Borrower, each Guarantor, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

                    (e)          The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming (i) compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.2 and (ii) that since December 31, 2010 no event or condition has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

                    (f)          The Lenders, the Administrative Agent and the Joint Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, whether pursuant to this Agreement, any Fee Letter or otherwise, including, to the extent invoiced, reimbursement or payment of all reasonable out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

                    (g)          The Borrower shall have made available to the Lenders and the Administrative Agent, including through electronic transmission (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the

Effective Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements made available pursuant to clause (i) of this paragraph as to which such financial statements are available.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2).

                    SECTION 4.2          Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

                    (a)          The representations and warranties of the Borrower set forth in this Agreement and of each Loan Party contained in each of the other Loan Documents shall be true and correct in all material respects (provided that any representation and warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true, correct and complete in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except that for purposes of this Section 4.2, the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent annual and quarterly financial statements furnished pursuant to Sections 5.1(a) and (b), respectively.

                    (b)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

                    (c)          The Administrative Agent and, if applicable, the Issuing Bank or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

                    (d)          In the case of a Borrowing to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, in the reasonable opinion of the Administrative Agent or the Required Lenders, would make it impracticable for such Borrowing to be denominated in the relevant Alternative Currency.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

                    Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder and under the other Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

                    SECTION 5.1          Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

                    (a)          within 75 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP, PricewaterhouseCoopers LLP, or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

                    (b)          within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                    (c)          concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.1 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                    (d)          concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

                    (e)          promptly after the same become publicly available, copies of all periodic and other financial reports, proxy statements and other financial materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

                    (f)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

          Documents required to be delivered pursuant to Section 5.1(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 9.1; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such delivery, and each Lender shall be solely responsible for maintaining its own copies of such documents.

                    The Borrower hereby acknowledges that (a) the Administrative Agent and/or one or more of the Joint Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information." Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials "PUBLIC".

                    SECTION 5.2          Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

                    (a)          the occurrence of any Default;

                    (b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

                    (c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

                    (d)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

                    (e)          any change in the rating of any Index Debt by any Rating Agency.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                    SECTION 5.3          Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3.

                    SECTION 5.4          Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 5.5          Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

                    SECTION 5.6          Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

                    SECTION 5.7          Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 5.8          Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, to refinance Indebtedness under the Existing Credit Agreement, repurchase the Borrower's Capital Stock and debentures, to finance investments, Capital Expenditures and acquisitions and to provide working capital to the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

                    SECTION 5.9          Covenant to Guarantee Obligations. Promptly (and in any event (x) within 10 days after such occurrence in the case of an acquisition or formation, and (y) simultaneously with the delivery of a compliance certificate as described in Section 5.1(c) for each fiscal year in any other case) upon any Subsidiary becoming, or being required to become or be identified as (pursuant to part (b) of the definition thereof, the termination of BorgWarner Foundation's 501(c)(3) status or otherwise), a Material Domestic Subsidiary for any reason, whether as a result of its formation, its acquisition, a change in its status, its organic growth or otherwise, the Borrower will provide notice thereof to the Administrative Agent and will cause each such Material Domestic Subsidiary, at the Borrower's sole expense, to:

                    (a)          within 10 days after such notice, cause such Material Domestic Subsidiary to duly execute and deliver to the Administrative Agent a joinder to the Guaranty, substantially in the form of Exhibit A to the Guaranty (or such other form as may be agreed to by the Administrative Agent and the Borrower), guaranteeing the other Loan Parties' obligations under the Loan Documents,

                    (b)          within 60 days after such notice, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clause (a) above, and as to such other matters as the Administrative Agent may reasonably request;

Each of the time periods provided in subparts (a) and (b) above may be extended by up to 45 days by the Administrative Agent, acting alone in its sole discretion, without any vote or consent of the Lenders pursuant to Section 9.2 or otherwise.

                    SECTION 5.10          Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower will, and will cause each of its Subsidiaries to, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

ARTICLE VI

NEGATIVE COVENANTS

                    Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

                    SECTION 6.1          Financial Covenants.

                    (a)          Leverage Ratio. The Borrower will not permit the Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to be greater than 3.25 to 1.00.

                    (b)          Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to be less than 4.00 to 1.00.

                    SECTION 6.2          Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                    (a)          Permitted Encumbrances;

                    (b)          any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.2 (but excluding any Liens in connection with a Receivables Facility, which are exclusively addressed in Section 6.2(g) below); provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                    (c)          any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                    (d)          Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness having an aggregate principal amount not exceeding $100,000,000 at any time outstanding, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

                    (e)          Liens (not otherwise permitted hereunder) which secure Indebtedness of the Borrower; provided that the aggregate principal amount of Indebtedness secured by such Liens at any time outstanding shall not exceed 7.5% of Consolidated Tangible Assets as reflected in the most recent annual audited consolidated financial statements delivered pursuant to Section 4.1(g) or 5.1(a), as applicable;

                    (f)          Liens on assets of Foreign Subsidiaries (not otherwise permitted hereunder) which secure Indebtedness of Foreign Subsidiaries which is not guaranteed by the Borrower or any Guarantor; provided that the aggregate outstanding principal amount of Indebtedness secured by such Liens shall not exceed $250,000,000 at any time outstanding;

                    (g)          Liens which may arise in connection with a Receivables Facility; provided that (i) with respect to any Receivables Facility described in subpart (b) of the definition thereof, no such Lien shall apply to any asset of the Borrower or any Guarantor, and (ii) with respect to any Receivables Facility described in subpart (a) of the definition thereof, any such Lien (A) shall only apply to accounts receivable of the Borrower or any applicable Subsidiary purported to be transferred to a Receivables Corporation in accordance with the applicable Receivables Facility, and to such assets supporting the obligations under such transferred accounts receivable as are reasonably required to be subject to such Lien pursuant to the terms of such Receivables Facility (but in no event shall apply either (x) to any machinery or equipment of the Borrower or any Guarantor or (y) to any inventory or goods of the Borrower or any Guarantor that have not been sold or transferred and given rise to an account receivable transferred to a Receivables Corporation pursuant to the applicable Receivables Facility) and (B) shall secure only obligations not in excess of the maximum outstanding amount of Receivables Facilities permitted pursuant to the definition of "Receivables Facility" herein; and

                    (h)          Liens pursuant to any Loan Document.

                    SECTION 6.3          Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (a) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (b) any Subsidiary may merge into any wholly-owned Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided that if a Loan Party is a party to such transaction, the surviving entity is a Loan Party, (c) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another wholly-owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party, (d) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (e)(i) any Subsidiary may sell, transfer or otherwise dispose of all or substantially all of the stock or assets of any of its Foreign Subsidiaries and (ii) any Subsidiary that is not a Material Domestic Subsidiary may sell, transfer or otherwise dispose of all or substantially all of its assets or stock, so long as any such sale, transfer or disposition under subsection (e)(i) or (e)(ii) is for fair market value and is not otherwise prohibited under Section 6.6.

                    SECTION 6.4          Third Party Guarantees. The Borrower will not, and will not permit any of its Subsidiaries to, deliver or provide Guarantees in respect of obligations of unconsolidated joint ventures or other Persons not constituting Subsidiaries in an aggregate amount exceeding $75,000,000 at any time.

                    SECTION 6.5          Restriction on Owning Principal Property. The Borrower will not, and will not permit any Guarantor that does not own Principal Property on the date hereof (including any Subsidiary formed or acquired after the date hereof) to, own or acquire any Principal Property.

                    SECTION 6.6          Certain Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to, make any Disposition, or enter into any agreement to make any Disposition (including, without limitation, by way of the sale of the stock of any of the Subsidiaries of the Borrower that own or possess IP Rights), except:

                    (a)          Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

                    (b)          Dispositions of inventory in the ordinary course of business;

                    (c)          Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

                    (d)          Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

                    (e)          Dispositions permitted by clauses (a) through (d) of Section 6.3;

                    (f)          licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years;

                    (g)          Dispositions of accounts receivable and assets supporting the obligations under such transferred accounts receivable as are reasonably required to be Disposed of pursuant to the terms of any Receivables Facility of the Borrower or any applicable Subsidiary in accordance with the terms of such Receivables Facility (provided that in no event shall this clause (g) permit the Disposition of (x) any machinery or equipment of the Borrower or any Guarantor or (y) to any inventory or goods of the Borrower or any Guarantor that have not been sold or transferred and given rise to an account receivable transferred pursuant to the applicable Receivables Facility); and

                    (h)          Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 6.6; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (h) in any fiscal year shall not exceed 10% of the Consolidated Tangible Assets as reflected in the most recent annual audited consolidated financial statements delivered pursuant to Section 4.1(g) or 5.1(a), as applicable;

provided, however, that any Disposition pursuant to this Section 6.6 shall be for fair market value.

                    SECTION 6.7          Burdensome Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (a) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.2(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

                    SECTION 6.8          Material Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or change in any manner any term or condition of any Material Indebtedness to the extent such amendment, modification or change could reasonably be expected to be materially adverse to the interests of the Lenders under the Loan Documents.

                    SECTION 6.9          Receivables Corporation. The Borrower will not at any time permit any Receivables Corporation (a) to own or hold any assets, or conduct any operations, other than those reasonably necessary to comply with the terms of a permitted Receivables Facility that is described in subpart (a) of such definition and to which such Receivables Corporation is a party, or (b) to incur, assume or suffer to exist any Indebtedness other than Indebtedness under a permitted Receivables Facility described in subpart (a) of such definition with aggregate outstandings at no time exceeding the maximum amounts set forth in such definition.

ARTICLE VII

EVENTS OF DEFAULT

                    SECTION 7.1          Events of Default. Any of the following events ("Events of Default") shall constitute an Event of Default:

                    (a)          the Borrower or any other Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                    (b)          the Borrower or any other Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

          (c)          (i)          any representation or warranty that is not qualified by materiality or reference to Material Adverse Effect and is made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made; or

                    (ii)          any representation or warranty that is qualified by materiality or reference to Material Adverse Effect and is made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof, shall prove to have been incorrect in any respect when made or deemed made;

                    (d)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, 5.3 (with respect to the Borrower's existence), 5.8, 5.9, or 5.10 or in Article VI;

                    (e)          the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

                    (f)          the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure is not remedied during the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created;

                    (g)          any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

                    (h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                    (i)          the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                    (j)          the Borrower or any Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

                    (k)          (i) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect shall be rendered against the Borrower or any Subsidiary or any combination thereof and, in either case, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

                    (l)          an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

                    (m)          a Change in Control shall occur; or

          (n)          (i)           any of this Agreement, the Guaranty (or any joinder thereto) or any of the promissory notes from time to time requested pursuant to this Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, either (A) ceases to be in full force and effect or (B) is otherwise found to be invalid or unenforceable by a final, non-appealable decision of court of competent jurisdiction; or

                    (ii)          any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document (other than a revocation, termination or rescission that is expressly permitted hereunder or thereunder or that occurs as a result of the satisfaction in full of all of the Obligations).

                    SECTION 7.2          Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:

                    (a)          declare the Commitment of each Lender to make Loans and any obligation of any Issuing Bank to make LC Credit Extensions to be terminated, whereupon such Commitments and obligations shall be terminated immediately;

                    (b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

                    (c)          require that the Borrower Cash Collateralize the LC Exposures; and

                    (d)          exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of any Issuing Bank to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Exposures as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

                    SECTION 7.3          Application of Funds. After the exercise of remedies provided for in Section 7.2 (or after the Loans have automatically become immediately due and payable and the LC Exposures have automatically been required to be Cash Collateralized as set forth in the proviso to Section 7.2), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.21 and 2.22, be applied by the Administrative Agent in the following order:

          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

          Second, to payment of that portion of the Obligations arising under the Loan Documents constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit participation fees under Section 2.12(b)) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank arising under the Loan Documents and amounts payable under Sections 2.15, 2.16 and 2.17), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

          Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit participation fees under Section 2.12(b) and interest on the Loans, LC Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

          Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, LC Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Bank, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

          Fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of LC Exposures comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.5 and 2.21; and

          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

          Subject to Sections 2.5(c) and 2.21, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

          Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if either the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a "Lender" party hereto.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

                    SECTION 8.1          Appointment and Authority. Each of the Lenders and each Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

                    SECTION 8.2          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

                    SECTION 8.3          Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

                    (a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

                    (b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

                    (c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

                    (d)          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.2 and Article VII) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

                    (e)          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                    SECTION 8.4          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                    SECTION 8.5          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                    SECTION 8.6          Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

                    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and as the Swingline Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

                    SECTION 8.7          Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

                    SECTION 8.8          No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Joint Lead Arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

                    SECTION 8.9          Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any bankruptcy or other debtor relief law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

                    (a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.3) allowed in such judicial proceeding; and

                    (b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.3.

                    Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

                    SECTION 8.10          Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion,

                    (a)          to release any Lien (if any) on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document (including any Disposition to a permitted Receivables Facility as permitted pursuant to Section 6.6(g) where the Lien is permitted pursuant to Section 6.2(g)), or (iii) subject to Section 9.2, if approved, authorized or ratified in writing by the Required Lenders;

                    (b)          to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.2; and

                    (c)          to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

                    Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.10.

                    SECTION 8.11          Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 2.18(b) or the Guaranty by virtue of the provisions hereof or of the Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the

Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

                    SECTION 8.12          Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Article VIII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.8 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or other debtor relief law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VIII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

ARTICLE IX

MISCELLANEOUS

                    SECTION 9.1          Notices; Effectiveness; Electronic Communication.

                    (a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

          (i)          if to the Borrower, the Administrative Agent, Bank of America in its capacity as an Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.1; and

          (ii)          if to any other Lender or any other Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified in its

Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

                    (b)          Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

                    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

                    (c)          The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the

Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

                    (d)          Change of Address, Etc. Each of the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

                    (e)          Reliance by Administrative Agent, Issuing Banks and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

                    SECTION 9.2          Waivers; Amendments.

                    (a)          No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

                    (b)          No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

          (i)          waive any condition set forth in Section 4.1 without the written consent of each Lender;

          (ii)          extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.2) without the written consent of such Lender;

          (iii)          postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments, if any) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

          (iv)          reduce the principal of, or the rate of interest specified herein on, any Loan or LC Borrowing, or (subject to clause (D) of the second proviso to this Section 9.2(b)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (A) to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit participation fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Borrowing or to reduce any fee payable hereunder;

          (v)          change Section 7.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

          (vi)          change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

          (vii)          release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 8.10 (in which case such release may be made by the Administrative Agent acting alone);

and provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Banks under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (D) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

          Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

          If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 2.19(b); provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

                    SECTION 9.3          Expenses; Indemnity; Damage Waiver.

                    (a)          The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Joint Lead Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of one counsel for the Administrative Agent, the Issuing Banks and the Lenders (unless using such counsel would present a conflict of interest, in which case, the Borrower shall pay the reasonable fees, charges and disbursements of one additional counsel), in connection with the enforcement or protection of their rights in connection with this Agreement or any other Loan Document, including their rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

                    (b)          The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (notwithstanding any limitation in Section 9.3(a)(ii)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee or its Related Parties, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties.

                    (c)          To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), a Joint Lead Arranger, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Dollar Lender severally agrees to pay to the Administrative Agent (or such sub-agent thereof), such Joint Lead Arranger, such Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage under the Dollar Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent thereof), such Joint Book Arranger, such Issuing Bank or the Swingline Lender in its capacity as such. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.18(e).

                    (d)          To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

                    (e)          All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

                    SECTION 9.4          Successors and Assigns.

                    (a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                    (b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Exposures and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

          (i)          Minimum Amounts.

          (A)          in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

          (B)          in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the

Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

          (ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and among the Facilities such that any partial assignment by a Lender of its Commitment hereunder shall be an assignment of a proportional amount of its Dollar Commitment, Euro Commitment, Sterling Commitment and Yen Commitment, except that this clause (ii) shall not apply to the Swingline Lender's rights and obligations in respect of Swingline Loans;

          (iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

          (A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

          (B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund;

          (C)          the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

          (D)          the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

          (iv)          Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          (v)          No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower's Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

          (vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

                    (c)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent's Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and interest on) the Loans and LC Exposures owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). Without limiting the generality of the foregoing, upon the Administrative Agent's receipt of a duly completed Assignment and Acceptance in compliance with subsections (a) and (b) above, the Administrative Agent shall record the information contained therein in the Register. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                    (d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower's Affiliates or Subsidiaries ) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in LC Exposures and/or Swingline Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

                    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.2(b) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender.

                    (e)          Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

                    (f)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                    (g)          Resignation as Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America, Citi or KeyBank assigns all of its Commitment and Loans pursuant to subsection (b) above, then (i) Bank of America, Citi or KeyBank, as applicable, may, upon 30 days' notice to the Borrower and the Lenders, resign as an Issuing Bank, and/or (ii) Bank of America may, upon 30 days' notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America, Citi or KeyBank as an Issuing Bank or of Bank of America as the Swingline Lender, as the case may be. If Bank of America, Citi or KeyBank resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all LC Exposures with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.5(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.4(c). Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America, Citi or KeyBank, as applicable, to effectively assume the obligations of Bank of America, Citi or KeyBank with respect to such Letters of Credit.

                    SECTION 9.5          Survival. All covenants, agreements, representations and warranties made by the Borrower or any other Loan Party herein or in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and other

Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

                    SECTION 9.6          Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                    SECTION 9.7          Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy or other debtor relief laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

                    SECTION 9.8          Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates (the "Setoff Parties") is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Setoff Party to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Setoff Party, irrespective of whether or not such Setoff Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. In the event that amounts set off in one currency are applied to obligations in a different currency, the rate of exchange shall be determined by the Administrative Agent in accordance with Section 1.6. The rights of each Setoff Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Setoff Party may have. Each Setoff Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                    SECTION 9.9          Governing Law; Jurisdiction; Consent to Service of Process.

                    (a)          This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                    (b)          The Borrower and each other Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

                    (c)          The Borrower and each other Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                    (d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                    SECTION 9.10          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON

CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                    SECTION 9.11          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                    SECTION 9.12          Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, advisors and representatives, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.20(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, provided that, if Information is disclosed pursuant to clause (b) or (c) above, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, shall use its best efforts to promptly notify the Borrower prior to such disclosure unless it is legally prohibited from doing so or unless such disclosure is in connection with customary reviews by bank examiners. For the purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                    SECTION 9.13          Judgment Currency. If, for the purposes of obtaining judgment or filing a claim in any court, it is necessary to convert a sum due hereunder or under any other Loan Document or claim in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

                    SECTION 9.14          Loan Conversion/Participation.

                    (a)          (i) On any Conversion Date, to the extent not otherwise prohibited by law or otherwise, all Revolving Loans outstanding in any currency other than Dollars ("Loans to be Converted") shall be converted into Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding the Conversion Date) ("Converted Loans"), and (ii) on the Conversion Date (A) each Dollar Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Converted Loans in an amount equal to its Conversion Sharing Percentage (calculated immediately prior to the termination or expiration of the Commitments) of the outstanding principal amount of Converted Loans and (B) to the extent necessary to cause the Committed Exposure Percentage of each Lender, after giving effect to the purchase and sale of participating interests under the foregoing clause (A), to equal its Applicable Percentage under the Dollar Facility (calculated immediately prior to the termination or expiration of the Commitments), each Dollar Lender severally, unconditionally and irrevocably agrees that it shall purchase or sell a participating interest in its Dollar Revolving Loans then outstanding. Each Dollar Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amounts of its participation(s), and the proceeds of such participation(s) shall be distributed by Administrative Agent to each Lender from which a participating interest is being purchased in the amount(s) provided for in the preceding sentence. All Converted Loans shall be ABR Loans. The Borrower agrees to indemnify each Lender for any loss or reasonable cost or expense arising out of the conversion of Loans from one currency to another pursuant to this Section.

                    (b)          If, for any reason, the Loans to be Converted may not be converted into Dollars in the manner contemplated by paragraph (a) of this Section 9.14, (i) the Administrative Agent shall determine the Dollar Amount of the Loans to be Converted (calculated on the basis of the Exchange Rate as of the Business Day immediately preceding the date on which such conversion would otherwise occur pursuant to paragraph (a) of this Section 9.14), (ii) effective on such Conversion Date, each Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Loans to be Converted in an amount equal to its Conversion Sharing Percentage of such Loans to be Converted and (iii) each Dollar Lender shall purchase or sell participating interests as provided in paragraph (a)(ii) of this Section 9.14. Each Dollar Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount(s) of its participation(s), and the proceeds of such participation(s) shall be distributed by the Administrative Agent to each relevant Lender in the amount(s) provided for in the preceding sentence.

                    (c)          To the extent any Taxes are required to be withheld from any amounts payable by a Lender (the "First Lender") to another Lender (the "Other Lender") in connection with its participating interest in any Converted Loan, the Borrower, with respect to the relevant Loans made to it, shall be required to pay increased amounts to the Other Lender receiving such payments from the First Lender to the same extent they would be required under Section 2.17 if the Borrower were making payments with respect to the participating interest directly to the Other Lender.

                    SECTION 9.15          USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Act.

                    SECTION 9.16          Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or other debtor relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement and the other Loan Documents.

                    SECTION 9.17          Other Loan Document Waivers and Amendments.

                    (a)          No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document other than this Agreement (the Loan Documents other than this Agreement being the "Other Loan Documents") shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under the Other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                    (b)          Neither any Other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 8.10 (in which case such release may be made by the Administrative Agent acting alone); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender under any Other Loan Document without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

                    SECTION 9.18          No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm's-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the

Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and each of the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

                    SECTION 9.19          Amendment and Restatement; No Novation; Reallocations and Break Funding. The parties hereto agree that this Agreement shall, and is intended to, constitute an amendment and restatement of the Existing Credit Agreement, effective from and after the Effective Date, and that the execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement. On the Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement shall be deemed to be Loans and Obligations outstanding under the corresponding facilities of this Agreement, without any further action by any Person, except that the Administrative Agent, the Lenders and the lenders under the Existing Credit Agreement that are not Lenders under this Agreement (if any) shall make such transfers and advances of funds, repayments of loans and obligations under the Existing Credit Agreement, and other adjustments as are necessary in the opinion of the Administrative Agent so that the outstanding balance of all Loans and Obligations hereunder on the Effective Date, including any Loans funded on the Effective Date hereunder, reflect the Commitments of each of the Lenders hereunder on the Effective Date. In connection therewith, to the extent necessary, the Borrower will make all payments required by the Lenders and the lenders under the Existing Credit Agreement pursuant to Section 2.16 of the Existing Credit Agreement and/or of this Agreement, as applicable.

[Signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORGWARNER INC., as Borrower

By:	/s/ Jan A. Bertsch

Name:	Jan A. Bertsch

Title:	Vice President and Treasurer

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Henry C. Pennell

Name:	Henry C. Pennell

Title:	Vice President

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Gabriela Millhorn

Name:	Gabriela Millhorn

Title:	Managing Director

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

CITIBANK, N.A., as Lender

By:	/s/ Michael Vondriska

Name:	Michael Vondriska

Title:	Vice President

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Hans-Josef Thiele

Name:	Hans-Josef Thiele

Title:	Director

By:	/s/ Wolfgang Winter

Name:	Wolfgang Winter

Title:	Managing Director

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Marcel Fournier

Name:	Marcel Fournier

Title:	Vice President

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Melissa James

Name:	Melissa James

Title:	Authorized Signatory

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Jeffrey S. Johnson

Name:	Jeffrey S. Johnson

Title:	Vice President

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

LLOYDS TSB BANK PLC, as Lender

By:	/s/ Charles Foster

Name:	Charles Foster

Title:	Managing Director, Major Corporates

LLOYDS TSB BANK PLC, as Lender

By:	/s/ Windsor R. Davies

Name:	Windsor R. Davies

Title:	Managing Director Corporate Banking USA D061

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Lender

By:	/s/ Peter Wesemeier

Name:	Peter Wesemeier

Title:	Vice President

By:	/s/ Raquel Pellegrino

Name:	Raquel Pellegrino

Title:	Associate

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

THE HUNTINGTON NATIONAL BANK, as Lender

By:	/s/ Cheryl B. Holm

Name:	Cheryl B. Holm

Title:	Sr. Vice President

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ G. Lee Wagner, Jr.

Name:	G. Lee Wagner, Jr.

Title:	Vice President

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Phillip McCaulay

Name:	Phillip McCaulay

Title:	Vice President

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Richard C. Hampson

Name:	Richard C. Hampson

Title:	Senior Vice President

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Thomas Danielson

Name:	Thomas Danielson
Title:	Authorized Signatory

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

INTESA SANPAOLO S.P.A. NEW YORK BRANCH, as Lender

By:	/s/ Robert Wurster

Name:	Robert Wurster

Title:	SVP

By:	/s/ Francesco DiMario

Name:	Francesco DiMario

Title:	First VP and Head of Credit

BorgWarner Inc.
Amended and Restated Credit Agreement (2011)
Signature Pages

SCHEDULE 1.1

MANDATORY COST FORMULAE

Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Amended and Restated Credit Agreement dated as of June 30, 2011, by and among BorgWarner Inc., as borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b) the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.

The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender's participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01 per cent per annum

100 - (A+C)

in relation to any Loan in any currency other than Sterling:

E x 0.01 per cent per annum

300

Where:

"A"

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

"B"

is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to Section 2.13(c)(i) and, in the case of interest (other than on overdue amounts) charged at the default rate provided in Section 2.13(c), without counting any increase in interest rate effected by the charging such default rate) payable for the relevant Interest Period of such Loan.

"C"	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

"D"	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

"E"

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a) "Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)

"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d) "Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Administrative Agent or the Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.

Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

	(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

	(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.

The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 1.2

EXISTING LETTERS OF CREDIT

None.

SCHEDULE 3.6

Disclosed Matters

None.

SCHEDULE 3.14

Material Domestic Subsidiaries

Name	Jurisdiction of Formation and Form of Organization
BorgWarner Emissions Systems Inc.	Delaware Corporation
BorgWarner Morse TEC Inc.	Delaware Corporation
BorgWarner TorqTransfer Systems Inc.	Delaware Corporation
BorgWarner Transmission Systems Inc.	Delaware Corporation
BorgWarner Turbo Systems Inc.	Delaware Corporation

SCHEDULE 6.2

EXISTING LIENS

BORGWARNER INC.

Secured Party	Type of Filing	Filing Date	Filing No.	Collateral/Notes
Dell Financial Services L.L.C.	Original UCC-1	3/10/09	20090757234	Debtor's right to use Dell software, services and equipment; any credits or refunds Debtor may obtain from a licensor or service provider with respect to the software; all proceeds of the same
MHCB (USA) Leasing & Finance Corporation	Original UCC-1	1/18/05	20050200072

Specific equipment and all additions, replacements, etc. thereto. This filing was amended by filing 20093543862, deleting specific equipment from the collateral description, and was continued by filing 20100098289

NMHG Financial Services, Inc.	Original UCC-1	2/27/02	20020694632	Specific equipment and all additions, replacements, etc. This initial filing was continued by filing no. 63977485, filed on 11/14/06
AVN Air, LLC	Original UCC-1	12/2/04	20043390913	Specific equipment relating to true lease. Continued by filing from General Electric Capital Corporation through filing made 9/29/09 as filing no. 20093106165
NMHG Financial Services, Inc.	Original UCC-1	6/13/07	20072219706	Specific equipment and all additions, replacements, etc. thereto
Greater Bay Bank N.A.	Original UCC-1	12/27/07	20074878368	Specific equipment and all additions, replacements, etc. thereto
Pacific Rim Capital, Inc.	Original UCC-1	4/10/08	20081267242	Specific equipment and all additions, replacements, etc. thereto
Dell Financial Services L.L.C.	Original UCC-1	6/4/10	20101961824	Debtor's right to use Dell software, services and equipment; any credits or refunds Debtor may obtain from a licensor or service provider with respect to the software; all proceeds of the same
Caterpiller Inc.	Original UCC-1	4/13/11	20111391005	Specific tool & die equipment and all additions, replacements, etc. thereto

BORGWARNER TORQTRANSFER SYSTEMS INC.

Secured Party	Type of Filing	Filing Date	Filing No.	Collateral/Notes
Raymond Leasing Corporation	UCC-1	6/3/09	20091752184	Specific equipment
Raymond Leasing Corporation	UCC-1	6/3/09	20091752192	Specific equipment
Raymond Leasing Corporation	UCC-1	9/24/09	20093063119	Specific equipment
Relational, LLC	UCC-1	3/16/05	200550831280	Specific equipment. This filing was continued by filing 20100577548

BORGWARNER TURBO SYSTEMS INC.

Secured Party	Type of Filing	Filing Date	Filing No.	Collateral/Notes
Leaf Funding Inc.	UCC-1	12/9/09	20093937585	Leased copier
Hagemeyer North America, Inc.	UCC-1	2/2/10	20100390249	Parts, items and products held on consignment from Hagemeyer
Comerica Bank	UCC-1	4/18/08	20081359866	Obligations of Aprotech Powertrain, LLC to Debtor
Comerica Bank	UCC-1	12/2/08	20083991955	Present and future obligations of Aprotech Powertrain, LLC to Debtor
Raymond Leasing Corporation	UCC-1	2/17/09	20090512027	Specific equipment
Leaf Funding Inc.	UCC-1	12/8/10	20104308098	Leased copier

BORGWARNER EMISSIONS SYSTEMS INC.

Secured Party	Type of Filing	Filing Date	Filing No.	Collateral/Notes
Wells Fargo Bank, N.A.	UCC-1	2/18/10	20100548929	Specific Equipment (Tractor, Battery and Charger)

BORGWARNER EMISSIONS SYSTEMS OF MICHIGAN INC.

Secured Party	Type of Filing	Filing Date	Filing No.	Collateral/Notes
Wells Fargo Bank, N.A.	UCC-1	4/15/10	20101301492	Specific Equipment (Tractor, Battery and Charger)

BORGWARNER THERMAL SYSTEMS INC.

Secured Party	Type of Filing	Filing Date	Filing No.	Collateral/Notes
MB Financial Bank, N.A.	UCC-1	4/10/08	20081267200	All present and future Goods leased by Secured Party to Debtor pursuant to Equipment Schedule No. 3 to Master Lease Agreement dated 6/27/2006
Pacific Rim Capital, Inc.	UCC-1	11/24/10	20104147777	All present and future Goods leased by Secured Party to Debtor pursuant to Equipment Schedule No. 4 to Master Lease Agreement dated 6/27/2006
U.S. Bancorp Business Equipment Finance Group	UCC-1	2/5/11	20110434814	Specific items
U.S. Bancorp Business Equipment Finance Group	UCC-1	2/22/11	20110638166	Specific items

SCHEDULE 9.1

ADMINISTRATIVE AGENT'S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, MI 48326
Attention: Treasurer
Telephone: 248-754-9200
Telecopier: 248-754-0830
Electronic Mail: jbertsch@borgwarner.com
Website Address: www.borgwarner.com
U.S. Taxpayer Identification Number(s): 13-3404508

ADMINISTRATIVE AGENT:

Administrative Agent's Office
(for payments and Requests for Credit Extensions, including Swing Line Loans):
Bank of America, N.A.
901 Main Street
Mail Code: TX1-492-14-11
Dallas, TX 75202-3714
Attention: Mary H. Porter
Telephone: (214) 209-9192
Telecopier: (214) 290-9674
Electronic Mail: mary.h.porter@baml.com
Account No.: 1292000883
Ref: BorgWarner Inc.
ABA# 026009593

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
335 Madison Avenue
Mail Code: NY1-503-04-03
New York, NY 10017
Attention: Steven R. Gazzillo
Telephone: (646) 556-0328
Telecopier: (212) 901-7842
Electronic Mail: steven.gazzillo@baml.com

with a cc to:

Bank of America, N.A.
Corp. Debt Products - Consumer/Retail
231 South LaSalle Street
Mail Code: IL1-231-10-06

Chicago, IL 60604
Attention: Michael B. Delaney
Telephone: (312) 828-7203
Telecopier: (415) 503-5114
Electronic Mail: michael.b.delaney@baml.com

L/C ISSUER:

Bank of America, N.A.
Trade Operations
1000 West Temple Street
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Attention: Stella Rosales
Telephone: (213) 481-7828
Telecopier: (213) 580-8441
Electronic Mail: stella.rosales@baml.com

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

          This Assignment and Acceptance (this "Assignment and Acceptance") is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each]2 Assignee identified in item 2 below ([the][each, an] "Assignee"). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

          For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest"). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

____________________
          1For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

          2For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

          3Select as appropriate.

          4Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	BorgWarner Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Amended and Restated Credit Agreement, dated as of June 30, 2011 (as amended, restated, supplemented or otherwise modified from time to time), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and an Issuing Bank.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment for all Lenders[7]	Amount of Commitment Assigned	Percentage Assigned of Commitment[8]	CUSIP Number
		$___________	$___________	____________%
		$___________	$___________	____________%
		$___________	$___________	____________%

[7.	Trade Date:	___________________________][9]

          Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

____________________
          5List each Assignor, as appropriate.

          6List each Assignee, as appropriate.

          7Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

          8Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

          9To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

          The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Title:

[Consented to and]10 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

Consented to:11

BANK OF AMERICA, N.A., as Swingline Lender and an Issuing Bank

By:
Title:

CITIBANK, N.A., as an Issuing Bank

By:
Title:

KEYBANK NATIONAL ASSOCIATION, as an Issuing Bank

By:
Title:

By:
Title:

____________________
          10To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

          11Add additional consent of Borrower if required under the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

          1.          Representations and Warranties.

          1.1.          Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

          1.2.          Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.4 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.4 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

          2.          Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

          3.          General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF OPINION

          1.          Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Borrower is qualified to do business and is in good standing in the State of Michigan, the State of Illinois, and the State of Texas.

          2.          Each Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Guarantor is qualified to do business and is in good standing as a foreign corporation in each of the states, if any, listed next to its name on Schedule A.

          3.          Each of the Loan Parties has the corporate power to execute and deliver the Opinion Documents and perform its obligations under each of the Opinion Documents to which it is a party and has duly taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance by it of each such Opinion Document.

          4.          Each of the Loan Parties has duly executed and delivered each Opinion Document to which it is a party.

          5.          Each Opinion Document constitutes a legal, valid and binding obligation of each of the Loan Parties that is a party to such Opinion Document, enforceable against it in accordance with its terms.

          6.          The execution and delivery of the Opinion Documents by a Loan Party do not, and the performance by each Loan Party of its obligations under the Opinion Documents will not (a) violate any provision of the certificate of incorporation and Bylaws of such Loan Party, (b) violate any law, rule or regulation (including, without limitation, Regulation U or Regulation X of the Federal Reserve Board) that is applicable to such Loan Party, (c) violate any order, writ, judgment, injunction, or decree of any court or Governmental Authority of which we have knowledge and that is applicable to such Loan Party ("Court Orders"), (d) violate, breach or cause an event of default under the Material Agreements, or (e) result in or require the creation of any Lien (other than those contemplated in the Opinion Documents) on the properties of such Loan Party pursuant to the Material Agreements.

          7.          No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority is required to be made or obtained by any Loan Party under any law, rule or regulation or under the terms of any Court Order or Material Agreement in connection with the execution, delivery or performance of the Opinion Documents by such Loan Party, or if required, such consent, approval and authorization has been obtained.

          8.          None of the Loan Parties is an "investment company" under the Investment Company Act of 1940, as amended, within the meaning of Section 3(a) of such Act.

EXHIBIT C

FORM OF GUARANTY

[See attached]